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                                                                   Exhibit 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                     between
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                                       and
                               BARRY S. STERNLICHT


               Employment Agreement ("Agreement"), effective as of January 1, 2000, between Barry S. Sternlicht ("Executive") and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Company"), with its principal office at 777 Westchester Avenue, Suite 400, White Plains, New York 10604.

               WHEREAS, Executive has served as Chairman and Chief Executive Officer of the Company or its predecessors since December 1994 and currently serves as such;

               WHEREAS, the Company desires to continue the services of Executive as its Chairman and Chief Executive Officer and to enter into an agreement embodying the terms of such continuing relationship; and

               WHEREAS, Executive is willing to accept such continued employment upon the terms and conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                   ARTICLE I

                               Employment and Term

     Section 1.01. Position; Responsibilities.

                   (a) The Company hereby employs and continues the employment of Executive as its Chairman and Chief Executive Officer ("CEO") upon the terms and conditions hereinafter set forth.

                   (b) As CEO, Executive shall at all times be senior-most officer of the Company, with the duties, responsibilities and authority customarily associated with such position and consistent with such duties, responsibilities and authority as have heretofore been his as CEO. Such duties include authority and responsibility for acquisitions, divestitures, finance and investor relations, subject to policies adopted by the Board of Directors of the Company (the "Board"). Executive shall perform such other additional duties and services of a


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senior executive nature, consistent with his position as CEO of a large, publicly traded company, as may be requested of him from time to time by the Board.

     Section 1.02. Performance of Duties; Other Commitments and Activities.

                   (a) Executive shall at all times endeavor to duly and faithfully perform all of his duties hereunder to the best of his abilities.

                   (b) Executive shall devote such time and effort as may be necessary and appropriate from time to time in the circumstances for the proper discharge of his duties and obligations under this Agreement. The Company acknowledges that Executive is involved in other business endeavors, including with Starwood Capital Group L.L.C. ("SCG"), as well as serving on outside boards and managing personal investments and as a consequence performs multiple executive roles. Subject to the Executive's duties and obligations to the Company as set forth in this Section 1.02(b) and subject to non-competition agreements between the Company and Executive and between the Company and SCG, the Company consents to the continuation of Executive's additional business endeavors and multiple executive roles.

                   (c) Executive's base of operations under this Agreement shall continue to be White Plains, New York although Executive may, at his election, render his services from other locations. Executive shall not be required to relocate to or render services in, on other than a temporary basis, another location that is more than a 20-mile radius from the White Plains' location.

     Section 1.03. Term. Executive's term of employment under this Agreement (the "Term") shall commence on the date hereof (the "Commencement Date") and shall expire on December 31, 2002, unless extended or sooner terminated as herein provided.

     Section 1.04. Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof; or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are hereinafter defined).

     Section 1.05. Representation and Warranty of Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive's employment hereunder could be terminated for Cause or Good Reason hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, all options described in Section 2.04(b).



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                                   ARTICLE II

                                  Compensation

     Section 2.01. General. The Company shall compensate Executive for all his services under this Agreement, as set forth herein.

     Section 2.02. Basic Compensation. Executive's minimum annual salary ("Base Salary") shall be at the rate of $1,000,000 and shall be payable in bi-weekly or other installments in accordance with the Company's normal payment schedule for senior management (not less frequently than monthly). The Base Salary shall be subject to annual review commencing at the end of 2000 and at the end of each year thereafter during the Term, and may be increased (but not decreased) for subsequent years.

     Section 2.03. Incentive Compensation. In addition to the Base Salary, the Company shall pay to Executive as incentive compensation ("Incentive Compensation") in respect of each calendar year (or portion thereof) of the Company, an amount determined pursuant to and in accordance with the Company's 1999 Annual Incentive Plan for Certain Executives, or any successor plan (the "Annual Incentive Plan"); provided, however, that (i) as Incentive Compensation for the full calendar year ending December 31, 1999, the Company will pay Executive $1,650,000, and (ii) the bonus payable to Executive upon attainment of the minimum threshold Performance Measure requirement established under the Annual Incentive Plan for each year during the Term shall not be less than $1,325,000.

               All Incentive Compensation earned under this Section 2.03 shall be payable as soon as reasonably practicable, but in no event later than 120 days after the end of the relevant calendar year.

     Section 2.04. Equity Incentives and Other Benefit Programs.

                   (a) On and prior to September 25, 1997, Executive was granted certain options, warrants, restricted stock and performance awards under the Starwood Lodging Trust 1995 Long-Term Incentive Plan (as it has been amended and restated, from time to time, as of and subsequent to August 12, 1996) (as well as certain options which were granted under the Starwood Lodging Trust 1995 Share Option Plan, prior to the amendment and restatement thereof as of August 12, 1996) and which were modified by the Employment Agreement between Executive and Starwood Hotels & Resorts Trust dated February 17, 1998 (the "1998 Employment Agreement"), and options which were granted to Executive on January 26, 1999 (all such awards, warrants, stock and options, the "Pre-Existing Awards"), all of which grants and awards are hereby confirmed as having been duly and validly authorized and issued, and being in full force and effect as of the date of execution of this Agreement.

               Nothing in this Agreement shall be deemed to modify or otherwise affect any of the terms or provisions (including, but without limitation, any contingencies and any modifications made by the 1998 Employment Agreement) of any Pre-Existing Awards.



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                   (b) Initial Option Grant. In an option agreement in
substantially the form attached hereto as Exhibit A, and reflecting the terms and conditions of this Section 2.04(b), the Company, pursuant to the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term Incentive Plan ("the 1999 LTIP"), on March 3, 2000, granted Executive a nonqualified stock option to purchase 1,500,000 Units, as defined in the 1999 LTIP, (the "Units") at an exercise price equal to $21.8125 per unit (the "Option"). Subject to Section 3.02(b), the Option shall vest and become exercisable in accordance with the following provisions of this Section 2.04(b) and shall remain exercisable throughout its term. The Option shall vest and become exercisable with respect to 500,000 Units on December 31, 2000. The Option shall vest with respect to a second 500,000 Units (the "Second Installment") on December 31, 2001. With respect to the Second Installment, the option will become exercisable on the later of December 31, 2001 and the first date following January 1, 2000 upon which Shares of the Company's Common Stock trade at a price per share of $25.59 or more on the New York Stock Exchange (or if such Common Stock ceases to be traded on the New York Stock Exchange for any reason, then the price listed on the applicable exchange, market or quotation system). The Option shall vest with respect to the remaining 500,000 Units (the "Third Installment") on December 31, 2002. With respect to the Third Installment, the option will become exercisable on the later of December 31, 2002 and the first date following January 1, 2000 upon which Shares of the Company's Common Stock trade at a price per share of $30.06 or more on the New York Stock Exchange (or if such Common Stock ceases to be traded on the New York Stock Exchange for any reason, then the price listed on the applicable exchange, market or quotation system). Notwithstanding the foregoing, the Option will become exercisable with respect to the 1,000,000 Units not becoming exercisable on December 31, 2000, on December 31, 2004. The exercise price of the Option, the number of Units subject to the Option and the prices that cause the Option to become exercisable shall be appropriately adjusted in the event of any stock dividend, stock split, stock combination, spin-off, split-off, split-up, reclassification, recapitalization or any transaction similar thereto. An adjustment shall be considered "appropriate" within the meaning of the preceding sentence if, and only if, after such adjustment, (i) the difference between the price at which the Executive is entitled to exercise each Option, and the fair market value of the securities subject to each such Option is at least as great as in effect immediately before any such adjustment and (ii) the terms of the securities subject to each such Option impose no greater limitation on the possibility of further increases in their fair market value than were in effect immediately before such adjustment. Subject to Section 3.02(b), the Option shall continue to vest until the Option is fully vested or, if earlier, until the date on which the Executive holds neither the position of Chairman or CEO with the Company. In addition to the rights granted to Executive under Section 3.02(b), if the Executive's employment is terminated by the Company for any reason other than "Cause" as defined in
Section 3.01(d) at any time before the Option has become exercisable in full, the Option shall become immediately vested and become immediately exercisable in its entirety, and the Executive shall be entitled to continue to hold the Option and to exercise it, or any portion of it, until the earlier of (i) the third anniversary of the date of the termination of Executive's employment or (ii) the tenth anniversary of the date on which the Option was granted.

               The option agreement shall provide that Executive may transfer the Option to his spouse or issue, a trust or trusts maintained for their benefit, a partnership, LLC or LLP, in which


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such family members, with or without Executive, own at least a 98 percent interest in capital and profits, or a corporation at least 98 percent of the stock of which is owned by such family members, such trusts, and Executive.

                   (c) Future Option Grants. The Company shall grant Executive an option in January of each subsequent year during the Term. It is the intention of the parties that such future grants for the two remaining years of the Term shall be made to Executive consistent with then-prevailing market conditions, but generally such future grants will be for no less than the number of Units (adjusted as necessary for any dilution, stock dividend, stock split, stock combination, spin-off, split-off, split-up, reclassification, recapitalization or any transaction similar thereto), and on terms no less favorable than those applicable to, the Option provided for in Section 2.04(b) and contained in Exhibit B.

                   (d) During the Term, Executive shall be entitled to participate in the LTIP, any successor plan and all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company. Such plans shall at all times be comparable to those made available to the senior-most management of the Company. In addition, the Company shall provide Executive with the following benefits during the Term:

                        (i) use of an automobile driver and car service for business purposes consistent with past practice prior to the execution of this Agreement;

                        (ii) priority scheduling on the Company aircraft, if any, for business purposes;

                        (iii) first-class travel accommodations (air and lodging) for business-related travel (including the reasonable travel expenses incurred by Executive's spouse when accompanying Executive on business-related travel); and

                        (iv) tax preparation and financial planning assistance up to a maximum cost of $25,000 per calendar year.

               (e) During the Term, the Company shall pay the premiums on and maintain in effect a whole life or universal life insurance policy (the "Executive Insurance Policy") on Executive's life in the face amount of $10,000,000, the proceeds of which shall be payable to Executive's estate or such other person or persons as Executive shall designate. The Executive Insurance Policy shall be owned as directed by Executive. At Executive's election the Executive Insurance Policy shall be maintained on a split-dollar basis, the Company shall enter into a split-dollar agreement suitable to Executive, and the face amount of the Executive Insurance Policy shall be increased to fully compensate for any rights or interest the Company may have with respect to the policy under the split-dollar agreement. The Company shall not be required to maintain such insurance after termination of Executive's employment for any or no reason, but upon such termination the Company shall take all actions reasonably requested by Executive necessary to transfer any and all rights or interests it may have with respect to such policy as the Executive directs at no cost to Executive.



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                   (f) The Company shall reimburse Executive for all legal fees reasonably incurred by Executive in connection with the negotiation and execution of this Agreement.

     Section 2.05. Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

     Section 2.06. Withholding. The Base Salary and all other payments to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

                                  ARTICLE III

                            Termination of Employment

     Section 3.01. Termination.

                   (a) Executive's employment hereunder shall be terminable by either party with or without Cause and with or without notice except as otherwise provided herein, but with the effect set forth herein.

                   (b) Executive shall give the Company at least 30 days' advance written notice prior to any termination by Executive other than for Good Reason. The Company shall give Executive at least 30 days' advance written notice prior to any termination of Executive without Cause.

                   (c) Executive may resign and terminate his employment hereunder for Good Reason (which shall also be deemed a termination by the Company other than for Cause), subject, however, to prior delivery to the Company of a Preliminary Notice of Good Reason and the failure of the Company to remedy the same within the cure period provided below. For purposes of this Agreement, "Good Reason" means (i) the failure to elect and continue Executive as CEO or Chairman of the Company or to nominate Executive for re-election as a member of the Board (unless a Cause Termination Notice (as hereinafter defined) shall theretofore have been given to Executive); (ii) the assignment to Executive of duties, authorities, responsibilities and reporting requirements inconsistent with his position, or if the scope of any of Executive's material duties or responsibilities as CEO of the Company is reduced or expanded to a significant degree without Executive's prior consent, except for any reduction in duties and responsibilities due to Executive's illness or disability or temporary suspensions of duties and responsibilities pending results of any Board-commissioned investigation as to potential Cause for termination of Executive's employment and except if a Cause Termination Notice shall




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theretofore have been given to Executive; (iii) a reduction in or a substantial delay in the payment of Executive's compensation or benefits from those required to be provided in accordance with the provisions of this Agreement, including any reduction of Executive's bonus opportunity under Section 2.03 and Executive's rights under Exhibit A, including (A) a materially adverse change in the manner of setting Performance Measure requirements under the Annual Incentive Plan, or (B) an increase in those requirements that is materially inconsistent with prior practice; (iv) a requirement by the Company or the Board, without Executive's prior written consent, that Executive be based in another location that is more than a 20-mile radius from the White Plains, New York location, other than on travel reasonably required to carry out Executive's obligations under this Agreement; (v) the failure of the Company to indemnify Executive (including the prompt advancement of expenses), or to maintain directors' and officers' liability insurance coverage for Executive, in accordance with the provisions of Section 5.12 hereof; (vi) the Company's purported termination of Executive's employment for Cause other than in accordance with the requirements of this Agreement; (vii) a "Change of Control" as such term is defined and used in the LTIP, shall have occurred (unless a Cause Termination Notice shall theretofore have been given to Executive); (viii) the failure, by December 1, 2002, of the Company and Executive to agree to an extension of the Term beyond December 31, 2002, (ix) the failure of any successor company to the Company to assume this Agreement in accordance with
Section 5.02 hereof; and (x) any other breach by the Company of any provision of this Agreement; provided, that in the event Good Reason is based on clause (ii),
(iii), (iv), (v), (ix) or (x) above, (a) "Good Reason" shall not include an act which is cured by the Company within 30 days from receipt by the Company of a written notice from Executive (a "Preliminary Notice of Good Reason") identifying in reasonable detail the act(s) or failure(s) constituting Good Reason; provided that during the Term the Company shall the opportunity to cure only one occurrence described in each of clauses (ii), (iii), (iv), (v), (ix) or
(x) above, (b) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive within 60 days after learning of the act, failure or event (or, in the case of a series of related acts, failures or events, within 120 days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, (c) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within 60 days from delivery of the Preliminary Notice of Good Reason (which termination shall be effective 30 days from the giving of such notice), and (d) if the Company has commenced an expedited arbitration in the manner prescribed below within 15 days after receipt of Executive's notice of termination called for under the immediately preceding clause (c), such termination shall not be effective as a termination of employment and shall not be deemed a termination by Executive for Good Reason unless and until the Arbitrator shall have determined otherwise. If the Company has timely commenced such an arbitration proceeding, in the manner prescribed below, no payments shall be due Executive under Section 3.02 (i) or (ii) hereof until the conclusion of the arbitration proceeding or further proceeding contemplated by Section 5.04 hereof and only if an award is rendered by the Arbitrator in favor of Executive. Notwithstanding the foregoing, if the Company fails to file a demand for arbitration with the American Arbitration Association ("AAA") and pay the requisite fees pursuant to Rule 4 of the AAA's National Rules for the Resolution of Employment Disputes effective June 1, 1996, as hereafter amended from time to time (the "National Rules") within 30 days after receipt of notice


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of termination from Executive, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, Executive's termination of employment from the Company shall be conclusively presumed to have been for Good Reason.

                   (d) The Company shall have the right to terminate Executive's employment hereunder for Cause. For purposes hereof "Cause" shall be defined as Executive's having (i) been convicted of a criminal offense constituting a felony, (ii) committed one or more acts or omissions constituting fraud or willful misconduct that have had a material detrimental effect upon the Company, or (iii) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets), except where such failure results from Executive's incapacity due to physical or mental illness. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

               Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless each of the following provisions shall have been complied with: (i) notice of intention to terminate for Cause (a "Preliminary Cause Notice"), the giving of which shall have been authorized by a vote of not less than 75% of all disinterested Directors then in office which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than 30 days) to cure (the "Cure Period"), shall have been given to Executive by the Board within sixty days after the Company first learns of the act, failure or event constituting Cause; and (ii) Executive shall not have cured the acts or circumstances complained of within the Cure Period; and
(iii) the Board shall have called an in personam meeting of the Board, at which termination of Executive is an agenda item, and shall have provided Executive with not less than 20 days' notice thereof; and (iv) Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the Directors in advance of such meeting and, if he so desires, to personally address the Directors at such meeting; and (v) the Board shall have provided, within three business days after such meeting, a written notice of termination for Cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least 75% of all of the disinterested Directors then in office to terminate Executive for Cause (such a notice, a "Cause Termination Notice"), which such notice shall be effective on the sixteenth day after receipt thereof by Executive, subject to the provisions hereof; provided that if Executive has commenced an expedited arbitration in the manner prescribed below within 15 days after his receipt of the Cause Termination Notice, disputing the Company's right under this Agreement to so terminate for Cause, Executive shall not be deemed to have been terminated for Cause unless and until the Arbitrator shall thereafter have determined that Executive was properly terminated for Cause in accordance with the provisions hereof; and provided, further that the Company may



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suspend Executive (a) with pay, at any time after any indictment of Executive for a criminal offense constituting a felony, and (b) without pay, at any time after the giving of the Cause Termination Notice, except that any payments not so made shall be made within three business days after the Arbitrator shall have made a determination that Executive was terminated other than in compliance with the foregoing provisions relating to termination for Cause. If Executive or his representative fails to file a demand for arbitration with the AAA and pay the requisite fees pursuant to Rule 4 of the National Rules within 30 days of his receipt of a Cause Termination Notice from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof; such termination shall be conclusively presumed to have been for Cause; it being understood and agreed that any decision of the Arbitrator that Executive has been terminated hereunder for Cause or any failure of Executive to contest the Company's allegations of Cause hereunder (by failing to file and/or prosecute a demand for arbitration or otherwise), is not intended to, and shall not, have any effect or bearing whatsoever on any Pre-Existing Award, and the parties specifically agree and undertake that, notwithstanding anything to the contrary, no finding of any Arbitrator pursuant hereto that Executive was properly terminated for Cause under this Agreement shall be binding upon or admissible in any court or other proceeding in which any Pre-Existing Awards are at issue.

               If the Arbitrator declines to rule that Executive was terminated for Cause, Executive shall be treated as having been terminated without Cause and Executive shall have the rights provided under Section 3.02 below and provided elsewhere in this Agreement with respect to a termination without Cause.

               For all purposes of this Agreement, "Good Reasons" and "Cause" shall have the applicable defined meaning as set forth above in this Section 3.01.

               No termination of Executive's employment shall require that Executive resign any other position (including as Director or Chairman) he may then be holding with the Company; provided, however, that (i) if Executive's employment hereunder is terminated for Cause under the above provisions, Executive shall resign forthwith from all positions he may then be holding with the Company, if requested to do so by the Board, and (ii) if Executive terminates his employment hereunder other than for Good Reason, Executive shall resign forthwith from all such positions, if requested to do so by the Board, except for any position to which he has been elected by the shareholders of the Company (such as Director).

     Section 3.02. Severance Package. In the event Executive's employment under this Agreement is terminated by the Company other than for Cause (and a termination due to the Executive's death or permanent disability shall be treated for purposes of this Agreement as a termination by the Company other than for Cause) or is terminated by Executive for Good Reason, then, as and for a severance package ("Severance Package"):

                   (a) Executive shall, subject only to the delays permitted by
Section 3.01 for arbitration, receive (A) an amount, which shall be payable in one lump sum as soon as practicable, but in any event within 30 days of the date of Executive's termination, equal to the sum of (1) the product of (a) the greatest amount of Incentive Compensation paid to Executive



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with respect to any of the three full calendar years ending immediately prior to the calendar year in which the termination of employment occurs (the "Annual Bonus") multiplied by (b) a fraction, the numerator of which is the number of completed days in the calendar year of such termination of employment through the date of such termination and the denominator of which is 365 and (2) the product of 2 times the sum of (a) the annual Base Salary then in effect, plus
(b) the Annual Bonus; and (B) Company paid medical insurance benefits available to other senior executives of the Company during the current or future 12-month period subsequent to termination of employment, all costs of which shall be paid by the Company (and thereafter all COBRA rights available to Executive shall be paid by Executive); provided that the Company shall deposit the amount described in clause (A) above in escrow within 10 days of the Company's or Executive's filing a demand for arbitration in accordance with Section 3.01(c) or 3.01(d), as applicable; provided that in such event, the amount held in escrow shall be paid to the appropriate party by the escrow agent within 5 days of the date of determination that Executive's termination is other than for Cause or for Good Reason, as applicable; and

                   (b) The Option granted pursuant to Section 2.04(b) and any future options granted to Executive pursuant to Section 2.04(c) shall, notwithstanding any provision to the contrary contained in this Agreement, Exhibit A or any future option agreement(s) covering the Option and such future option grants, immediately vest in full and immediately become exercisable. The Option granted pursuant to Section 2.04(b) and any future options granted to Executive pursuant to Section 2.04(c) shall remain exercisable until the sooner of: (i) the third anniversary of Executive's Termination Date, or (ii) the expiration of the tenth anniversary of the Option's grant and following Executive's exercise of any such option, Executive shall receive title to the shares issued upon exercise in respect thereof free and clear of any lien, claim or encumbrance by, through or under the Company.

               In addition, any Deferred Units credited to Executive under the Company's 1999 Annual Incentive Plan for Certain Executives shall immediately vest in full.

               If a corporate transaction which would constitute a Change of Control event under the LTIP is agreed to during the pendency of an arbitration hereunder, the Company will include appropriate provisions which will enable Executive to participate in such Change of Control event as if the arbitration were resolved favorably to Executive, but subject to such a favorable resolution.

               The parties agree that the foregoing shall be Executive's sole and exclusive monetary remedy under this Agreement by reason of termination by Executive for Good Reason or by the Company other than for Cause, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive for Good Reason, or by reason of any termination by the Company other than for Cause hereunder. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. The parties agree that the Company shall have no recourse whatsoever to any monetary remedy by




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reason of Executive's termination of employment, other than for reimbursement of actual out-of-pocket damages actually suffered and incurred by the Company as a direct result of Executive's termination by the Company for Cause hereunder (excluding the costs of identifying and/or hiring any replacement for Executive, or any attorney's fees or costs of investigation, which shall be borne solely by the Company), all of which are hereby waived; provided, however, that the foregoing limitation shall not apply to any claims the Company may have against Executive relating to tortious conduct by Executive which causes damage to the Company or to any claims Executive may have against the Company relating to tortious conduct by the Company which causes damage to Executive.

     Section 3.03. Rights on Termination for Cause or Without Good Reason. No Severance Package shall be due or owing to Executive in the event that the Company shall fully terminate Executive's employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reasons; provided, however, that Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation, and other benefits through the date of termination. For purposes of this Agreement, Incentive Compensation shall be considered to be earned if the cycle for which the Incentive Compensation is to be measured has been completed, notwithstanding the fact that the amount may not have been calculated at the time the Executive's employment is terminated and notwithstanding any requirement that the Executive be employed at the payment date of such Incentive Compensation.

     Section 3.04. Effect of Change in Control Agreement. Notwithstanding any provision of this Agreement to the contrary, if the Executive's termination of employment, follows a Change in Control of the Company, as defined in the Tier I Severance Agreement between the Company and the Executive, dated December 14, 1999 (the "Change in Control Agreement") and the Change in Control Agreement is in effect, the Executive shall be entitled to receive, with respect to each benefit or payment described above, the greater of the net benefit provided under this Agreement or the net benefit provided under the Change in Control Agreement. If either of those Agreements provides a benefit or payment to the Executive that is not a subject of the other Agreement, that benefit or payment will be paid to the Executive in accordance with the terms of the applicable Agreement.

                                   ARTICLE IV

              Confidential Information; Including Company Employees

     Section 4.01. Confidential Information. Except in the course of his employment with the Company, or as he may be required pursuant to any law or court order of similar process, Executive shall not at any time either during or after his termination of employment hereunder, directly or indirectly disclose or use any secret, proprietary or confidential information or data of the Company, or any of its subsidiaries or affiliates; provided, however, that after the expiration of 18 months from such termination of employment, the Company's sole remedy shall be to seek and procure appropriate equitable remedies. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

     Section 4.02. Inducing of Company Employees. Except in the course of his employment with the Company, or with the prior written approval of the Board, Executive shall not at any time through the 12 month period after his termination of employment hereunder, in any way directly or indirectly hire or attempt to hire any party any person or persons who to Executive's best knowledge was employed at any time during the period commencing six months prior to such termination by the Company or its subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership.

                                   ARTICLE V

                                  Miscellaneous

     Section 5.01. Notices. All notices, request or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company's principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

                   Copies of all notices given to Executive shall be sent to:

                   Dechert Price & Rhoads
                   4000 Bell Atlantic Tower
                   1717 Arch Street
                   Philadelphia, Pennsylvania 19103
                   Facsimile:  (215) 994-2222
                   Attention:  Barton J. Winokur, Esq.

                   Copies of all notices given to the Company shall be sent to:

                   Starwood Hotels & Resorts Worldwide, Inc.
                   777 Westchester Avenue - Ste. 400
                   White Plains, New York 10604
                   Attention:  Thomas C. Janson, Jr.
                   Executive Vice President, General Counsel and Secretary
                   Facsimile:  (914) 640-8240

     All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     Section 5.02. Assignment and Succession. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to, another entity acceptable to Executive, which upon the consummation of such combination transaction expressly assumes in a writing satisfactory in form and substance to Executive all of the Company's obligations to Executive hereunder, under all Pre-Existing Awards and otherwise. No such assignment shall limit or restrict Executive's right to terminate this Agreement for Good Reason, which right shall remain absolute. Executive's rights and obligations hereunder are personal and may not be assigned; provided, however, that in the event of the termination of Executive's employment due to Executive's death or permanent disability, Executive's legal representative shall have the right to receive the Severance Package as more particularly set forth in Section 3.02 above. This Agreement shall inure to the benefit of and be enforceable by Executive's heirs, beneficiaries and/or legal representatives.

     Section 5.03. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 5.04. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the "Arbitrator") in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

                   (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name form the list until one name remains (with the Company being the first to strike a name).

                   (b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive's legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

                   (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

                   (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

                   (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator's written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, except as otherwise provided herein with respect to Existing Grants, in any subsequent arbitral or judicial proceedings between the parties.

                   (f) The arbitration shall take place in New York, New York.

                   (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                   (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                   (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

                   (j) Notwithstanding the dispute resolution procedures contained in this Section 5.04, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgement, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.04.

     Section 5.05. Certain Additional Payments.

                   (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation the value of any acceleration in the vesting of options or other amounts, but determined without regard to any additional payments required under this Section 5.05) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                   (b) Subject to the provisions of Section 5.05(c), all determinations required to be made under this Section 5.05, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.05, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. The Accounting Firm shall furnish Executive with a written opinion that its determination of the Excise Tax payable is a position with a realistic possibility of being sustained on its merits, within the meaning of
Section 6694 of the Code. Any
determination by the Accounting Firm shall be binding upon the Company and Executive and shall be the position reported on the federal income tax returns of the Company and Executive for the applicable taxable year. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that (i) Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder or that (ii) Gross-Up Payments that have been made will be determined to have been in excess of the Gross-Up Payments actually required (an "Overpayment"). In the event that the Company exhausts its remedies pursuant to
Section 5.05(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event that it is finally determined that an Overpayment has occurred, Executive shall promptly, and in any event within 30 days of such determination, refund the amount of the Overpayment, plus any interest actually paid to the Executive with respect to the Overpayment, to the Company. The Company shall have the same rights with respect to the determination of an Overpayment that it has with respect to the determination of an Underpayment in accordance with Section 5.05(c), including, without limitation, the right to require the Executive to claim, and sue for, a refund of any Excise Tax paid by the Executive upon any Payment or Gross-Up Payment.

                   (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i) give the Company any information reasonably requested by the Company relating to such claim,

                        (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                        (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.05(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                   (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.05(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5.05(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.05(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Section 5.06. Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     Section 5.07. Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof, or the exercise of any other right, power or privilege.

     Section 5.08. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 5.09. Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

     Section 5.10. Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly,
(i) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words "include", "including", and "includes" shall be deemed in each case to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     Section 5.11. Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

     Section 5.12. Indemnification. In addition to any additional benefits provided under applicable state law, as a Director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a Director or officer of the Company), (b) the Indemnification Agreement between the Company and Executive dated as of June 8, 1995, as amended through the date hereof (the "Indemnification Agreement").

                   The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

                   The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive's employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors' and officers' liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all Directors and officers of the Company.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.


                           STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

                           By: /s/ Ronald C. Brown
                              ----------------------------------
                              Name:  Ronald C. Brown
                              Its: Senior Vice President and Chief Financial Officer

                             /s/ Barry S. Sternlicht
                           -------------------------------------
                           BARRY S. STERNLICHT